Exhibit 12.1
                                                                       9/30/98
                              THE SOUTHERN COMPANY
            Computation of ratio of earnings to fixed charges for the
                     the five years ended December 31, 1997
                    and the twelve months ended June 30, 1998

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                                                                                                                       Twelve
                                                                                                                       Months
                                                                                                                       Ended
                                                                    Year ended December 31,                          June 30,
                                            ====================================================================     ==========
                                                1993          1994           1995          1996          1997           1998
                                            -----------------------------------Thousands of Dollars----------------------------
EARNINGS  AS DEFINED  IN ITEM 503 OF REGULATION S-K:
   Income  Before  Interest  Charges        $1,826,864     $1,756,149     $1,900,288    $1,944,144    $2,037,380     $2,242,758
      Currently payable  federal & state
        income taxes                           484,926        685,047        656,519       651,213       650,939        679,330
      Deferred  federal & state income
        taxes, net                             209,376         (3,881)        86,938        56,603        23,959         (4,233)
      Other income taxes, net                  (17,535)         4,145         25,194        49,802       164,177        170,207
      AFUDC - Debt funds                        13,251         18,123         20,267        19,073        14,053         11,071
                                            -----------     ---------     -----------   -----------   -----------    -----------
         Earnings as defined                $2,516,882     $2,459,583     $2,689,206    $2,720,835    $2,890,508     $3,099,133
                                            ===========     =========     ===========   ===========   ===========    ===========




FIXED CHARGES AS DEFINED IN ITEM 503 OF REGULATION S-K:
   Interest  on long-term  debt             $  594,746     $  567,120     $  557,199    $  530,067    $  679,696     $  715,101
   Interest on interim  obligations             29,831         33,401         62,693       107,008       111,694        117,702
   Amort of debt discount, premium &
       expense, net                             26,295         29,911         43,960        33,184        34,233         58,351
   Other interest  charges                      87,086         46,945         52,712        68,099       182,827        225,841
                                            -----------     ---------      ---------     ---------   -----------     ----------
         Fixed charges as defined           $  737,958     $  677,377     $  716,564    $  738,358    $1,008,450     $1,116,995
                                            ===========     =========      =========     =========   ===========      =========



RATIO OF EARNINGS TO FIXED CHARGES                3.41           3.63           3.75          3.68          2.87           2.77
                                                  ====           ====           ====          ====          ====           ====
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